Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports Third Quarter 2022 Financial Results

Delivers solid sequential and year-over-year financial results across all segments and raises 2022 Adjusted EBITDA guidance

Strengthens financial position with receipt of Asia business sale proceeds and pension settlement

Improves operational performance

Third Quarter 2022 Financial Highlights:

•
Net Revenues of $1,609 million for the third quarter of 2022 were down 2% compared to $1,640 million in the second quarter of 2022 with 3% attributed to volume decline, partially offset by 2% growth due to price/mix. Net revenues were up 15% compared to $1,394 million in the third quarter of 2021 with attributions of 17% growth due to price/mix and 8% growth due to acquisitions, partially offset by 8% volume decline and 2% decline due to dispositions.
•
Net Income from continuing operations was $175 million for the third quarter of 2022 compared to $74 million in the second quarter of 2022 and $2 million in the third quarter of 2021.
•
Adjusted EBITDA1 of $187 million for the third quarter of 2022 decreased 25% compared to $249 million in the second quarter of 2022 and increased 57% compared to $119 million in the third quarter of 2021.

LAKE FOREST, Ill., (November 7, 2022) - Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the third quarter of 2022. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “Following strong volumes and pricing during the second quarter of 2022, the Company reported an expected sequential decline in net revenues as the timing of certain resin pass throughs weighed on our overall price/mix growth while sales volume softened. Net income from continuing operations increased compared to Q2 primarily due to the gain recognized from the sale of Beverage Merchandising Asia. However, Adjusted EBITDA1 decreased as expected, impacted by the timing of certain resin pass throughs as customer spending moderated and material cost inflationary pressures continued.

The Company is encouraged by the continued progress made in its logistics, cubing and general operations across the business which led to another strong financial quarter. The strategic inventory build earlier this year supported solid improvement in customer service levels. The Company has also stabilized its labor levels which is expected to improve its productivity over coming quarters. While operational improvements continue, the Company remains cautious due to the continued inflationary pressures in the market as well as their potential impact on end market volume demand. Despite these pressures, the Company is cautiously optimistic that its strong year to date performance will continue into the fourth quarter and is raising its full year Adjusted EBITDA1 guidance to a range of $760 million to $780 million.”2

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, added, “The Company has taken meaningful strides in deleveraging the balance sheet over the past year by both improving its operations across the enterprise and managing its cash and outstanding debt levels. This has resulted in a reduction of Net Debt3 to $3.7 billion, and the Company’s Net Leverage Ratio3 has improved to 4.5x from 7.6x in Q4 2021.”

1 Adjusted EBITDA is a non-GAAP measure. All references to Adjusted EBITDA are references to Adjusted EBITDA from continuing operations. Refer to its definition in the discussion on non-GAAP financial measures and the accompanying reconciliation below.

2 The Company is unable to provide a reconciliation of forward-looking Adjusted EBITDA without unreasonable effort because of the uncertainty and potential variability in amount and timing of gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives and foreign exchange gains or losses on cash, which are reconciling items between GAAP net income from continuing operations and Adjusted EBITDA and could significantly impact GAAP results.

3 Net Debt and Net Leverage Ratio are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures and the accompanying reconciliations below.

Positioning the Company for Future Growth

Pactiv Evergreen continues to execute on strategic priorities to deleverage and focus on core competencies, thus better positioning the Company for future growth:

•
On September 20, 2022, with Pactiv Evergreen Pension Plan (“PEPP”) assets, the Company purchased non-participating group annuity contracts from two affiliate insurance companies and transferred $656 million of pension plan gross liabilities. As a result of this and the July 2021 and February 2022 transactions, in aggregate, the Company has reduced gross PEPP liabilities by $2,900 million.
•
In September 2022, the Company committed to a plan to fully divest its remaining closures businesses and expects the process to be completed within the next twelve months.
•
On August 2, 2022, the Company closed the sale of its carton packaging and filling machinery businesses in China, Korea and Taiwan (“Beverage Merchandising Asia”) to SIG Schweizerische Industrie-Gesellschaft GmbH and received preliminary proceeds of $336 million, which are subject to adjustments for cash, indebtedness and working capital as of the date of completion and exclude taxes. The Company recognized a preliminary gain on sale of $239 million in the third quarter of 2022.

Third Quarter 2022 Results vs. Second Quarter 2022 Results

Net revenues in the third quarter of 2022 were $1,609 million compared to $1,640 million in the second quarter of 2022. The decrease was primarily due to lower sales volumes, primarily due to the market softening amid inflationary pressures and seasonal trends in the Foodservice and Food Merchandising segments. The decrease was partially offset by favorable pricing, due to the contractual pass-through of higher material costs and pricing actions, most notably in the Food Merchandising and Beverage Merchandising segments.

Net income from continuing operations was $175 million in the third quarter of 2022 compared to $74 million in the second quarter of 2022. The increase was primarily due to the $239 million gain on the sale of Beverage Merchandising Asia and a $46 million increase in non-operating income due to a pension settlement gain. These increases were partially offset by $76 million of lower gross profit, largely driven by higher material and manufacturing costs and lower sales volume, a $56 million asset impairment charge related to the strategic decision to exit the remaining closures businesses and a $34 million increase in tax expense, primarily attributable to the gain on the sale of Beverage Merchandising Asia.

Adjusted EBITDA1 was $187 million in the third quarter of 2022 compared to $249 million in the second quarter of 2022. The decrease was due to higher material costs, net of material costs passed through, lower sales volume and higher manufacturing costs.

Segment Results

Foodservice

	For the Three Months Ended
	September 30,	June 30,			Components of Change in Net Revenues
(In millions, except for %)	2022	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$756	$791	$(35)	(4)%	—%	(4)%
Segment Adjusted EBITDA	$113	$165	$(52)	(32)%
Segment Adjusted EBITDA margin	15%	21%

The decrease in net revenues was primarily due to lower sales volume due to the market softening amid inflationary pressures, as well as seasonal trends.

The decrease in Adjusted EBITDA was primarily due to higher material and manufacturing costs and lower sales volume.

Food Merchandising

	For the Three Months Ended
	September 30,	June 30,			Components of Change in Net Revenues
(In millions, except for %)	2022	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$455	$444	$11	2%	6%	(4)%
Segment Adjusted EBITDA	$70	$78	$(8)	(10)%
Segment Adjusted EBITDA margin	15%	18%

The increase in net revenues was primarily due to favorable pricing, arising from the contractual pass-through of higher material costs and pricing actions taken to offset higher input costs, partially offset by lower sales volume due to the market softening amid inflationary pressures, as well as seasonal trends.

The decrease in Adjusted EBITDA was primarily due to lower sales volume and higher manufacturing costs, partially offset by favorable pricing, net of material costs passed through.

Beverage Merchandising

	For the Three Months Ended
	September 30,	June 30,			Components of Change in Net Revenues
(In millions, except for %)	2022	2022	Change	% Change	Price/Mix	Volume	Dispositions
Total segment net revenues	$422	$420	$2	—%	1%	5%	(6)%
Segment Adjusted EBITDA	$26	$29	$(3)	(10)%
Segment Adjusted EBITDA margin	6%	7%

Net revenues were flat. Higher liquid packaging board volumes from sales to the former Beverage Merchandising Asia operations replaced lower beverage carton sales arising from the disposition of the business.

The decrease in Adjusted EBITDA was primarily due to higher material costs, net of material costs passed through, partially offset by lower manufacturing costs.

Third Quarter 2022 Results vs. Third Quarter 2021 Results

Net revenues in the third quarter of 2022 were $1,609 million compared to $1,394 million in the third quarter of 2021. The increase was primarily due to favorable pricing, due to the contractual pass-through of higher material costs and pricing actions across all of its segments. In addition, the Foodservice segment’s acquisition of Fabri-Kal on October 1, 2021 contributed $114 million of incremental sales for the third quarter of 2022 as compared to the third quarter of 2021. These increases were partially offset by lower sales volume, primarily due to strong sales volume in the prior year period as businesses and restaurants re-opened post-COVID-19 lockdowns in the Foodservice segment, the market softening amid inflationary pressures in the Food Merchandising segment and its strategic exit from the coated groundwood business in the Beverage Merchandising segment in December 2021, and the impact from the disposition of Beverage Merchandising Asia.

Net income from continuing operations was $175 million in the third quarter of 2022 compared to $2 million in the third quarter of 2021. The increase was primarily due to the $239 million gain on the sale of Beverage Merchandising Asia. In addition, the increase was due to $129 million of higher gross profit, largely driven by favorable pricing, net of higher material and manufacturing costs, and the contribution from the acquisition of Fabri-Kal. These increases were partially offset by a $92 million increase in tax expense, primarily attributable to the gain on the sale of Beverage Merchandising Asia and improved profitability, a $56 million asset impairment charge related to the strategic decision to exit the remaining closures businesses and a $41 million increase in selling, general and administrative expenses, primarily driven by higher employee-related costs and higher costs related to the acquisition of Fabri-Kal.

Adjusted EBITDA1 was $187 million in the third quarter of 2022 compared to $119 million in the third quarter of 2021. The increase reflects favorable pricing, net of material costs passed through, and the impact from the acquisition of Fabri-Kal, partially offset by higher manufacturing and employee-related costs and lower sales volume.

Segment Results

Foodservice

	For the Three Months Ended September 30,				Components of Change in Net Revenues
(In millions, except for %)	2022	2021	Change	% Change	Price/Mix	Volume	Acquisitions
Total segment net revenues	$756	$594	$162	27%	16%	(8)%	19%
Segment Adjusted EBITDA	$113	$64	$49	77%
Segment Adjusted EBITDA margin	15%	11%

The increase in net revenues was primarily due to the acquisition of Fabri-Kal on October 1, 2021, which contributed $114 million of incremental sales for the third quarter of 2022 as compared to the third quarter of 2021, and favorable pricing, due to the contractual pass-through of higher material costs and pricing actions taken to offset higher input costs. These increases were partially offset by lower sales volume due to strong sales volume in the prior year period as businesses and restaurants re-opened post-COVID-19 lockdowns.

The increase in Adjusted EBITDA was primarily due to favorable pricing, net of material costs passed through, and the impact from the acquisition of Fabri-Kal, partially offset by higher manufacturing costs, lower sales volume and higher employee-related costs.

Food Merchandising

	For the Three Months Ended September 30,				Components of Change in Net Revenues
(In millions, except for %)	2022	2021	Change	% Change	Price/Mix	Volume
Total segment net revenues	$455	$391	$64	16%	20%	(4)%
Segment Adjusted EBITDA	$70	$49	$21	43%
Segment Adjusted EBITDA margin	15%	13%

The increase in net revenues was primarily due to favorable pricing, due to pricing actions taken to offset higher input costs and the contractual pass-through of higher material costs, partially offset by lower sales volume, primarily due to the market softening amid inflationary pressures.

The increase in Adjusted EBITDA was primarily due to favorable pricing, net of material costs passed through, partially offset by higher manufacturing and employee-related costs and lower sales volume.

Beverage Merchandising

	For the Three Months Ended September 30,				Components of Change in Net Revenues
(In millions, except for %)	2022	2021	Change	% Change	Price/Mix	Volume	Dispositions
Total segment net revenues	$422	$403	$19	5%	16%	(5)%	(6)%
Segment Adjusted EBITDA	$26	$16	$10	63%
Segment Adjusted EBITDA margin	6%	4%

The increase in net revenues was primarily due to favorable pricing, due to pricing actions taken to offset higher input costs and the contractual pass-through of higher material costs. The increase was partially offset by the impact from the disposition of Beverage Merchandising Asia and lower sales volume, primarily due to the strategic exit from the coated groundwood business in December 2021. Excluding the shutdown of the coated groundwood business, sales volume increased 3% versus the prior year.

The increase in Adjusted EBITDA was primarily due to favorable pricing, net of material costs passed through, and the prior year period incurring $7 million of costs from Tropical Storm Fred. These items were partially offset by higher manufacturing costs, including $8 million due to a scheduled cold mill outage, and higher employee-related costs.

Balance Sheet and Cash Flow Highlights

The Company continues to focus on strengthening its balance sheet, and its Net Leverage Ratio3 has improved since the prior quarter end, largely due to the cash proceeds received from the sale of Beverage Merchandising Asia as well as continued improvement in its trailing twelve month Adjusted EBITDA.1 The Company’s Free Cash Flow4 has also improved compared to the second quarter of 2022, primarily due to the completion of the strategic inventory build. The Company paid dividends to shareholders of $0.30 per share during the nine months ended September 30, 2022. The Company’s Board of Directors declared a third quarter 2022 dividend on November 3, 2022 of $0.10 per share of common stock, payable on December 15, 2022 to shareholders of record as of November 30, 2022.

(In millions, except for Net Leverage Ratio)	As of September 30, 2022	(In millions)	For the Three Months Ended September 30, 2022
Cash and cash equivalents	$559	Net cash flow provided by operating activities	$75
Total outstanding debt	4,233	Capital expenditures	(55)
Net Debt[3]	$3,674	Free Cash Flow[4]	$20

LTM Adjusted EBITDA[1]	$823

Net Leverage Ratio[3]	4.5

Outlook

“While external challenges related to inflationary pressures, energy price volatility, volume pressure and possible recession fears exist, the Company’s operations continue to improve. The Company now expects its 2022 Adjusted EBITDA1 to range between $760 million and $780 million, a modest improvement against the previously communicated guidance range of $750 million to $770 million, as the business is expected to continue its strong performance into year end,”2 said Mr. King.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on November 8, 2022 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial (877) 300-9306 from the U.S. or (412) 542-4176 internationally and use access code 10171979. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. With a team of approximately 16,500 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial results and our expectations regarding the duration and severity of ongoing macroeconomic challenges. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed with the SEC and for the quarter ended September 30, 2022 to be filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

4 Free Cash Flow is a non-GAAP measure. Refer to its definition in the discussion on non-GAAP financial measures and the accompanying reconciliation below.

Use of Non-GAAP Financial Measures

The Company sometimes uses the following financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Free Cash Flow, Net Debt and Net Leverage Ratio. The Company defines Adjusted EBITDA as net income from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash, executive transition charges and gains or losses on certain legal settlements. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company defines Net Debt as the sum of current and long-term debt, less cash and cash equivalents. The Company defines the Net Leverage Ratio as Net Debt divided by Adjusted EBITDA for the last 12 months (“LTM Adjusted EBITDA”).

The Company has provided herein a reconciliation of (i) Adjusted EBITDA to net income from continuing operations, (ii) Free Cash Flow to net cash provided by operating activities, (iii) Net Debt to total debt and (iv) the Net Leverage Ratio to total debt and net income from continuing operations (by virtue of the reconciliation to Adjusted EBITDA referred to in clause (i)), in each case representing the most directly comparable GAAP financial measures.

The Company presents Adjusted EBITDA to assist it in comparing performance from period to period and as a measure of operational performance. It is also a key measure used by its management team to generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, its management uses the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. The Company also believes that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above. The Company presents Free Cash Flow to assist it in comparing liquidity from period to period and to obtain a more comprehensive view of the Company’s core operations and ability to generate cash flow, and also, as with Adjusted EBITDA, to generate future operating plans, make strategic decisions and incentivize and reward its employees. The Company believes that this measure is useful to investors in evaluating cash available to service and repay debt, make other investments and pay dividends. The Company presents Net Debt and Net Leverage Ratio as supplemental measures to review the liquidity of its operations and measure the Company’s credit position and progress toward leverage targets. The Company also believes that investors find these measures useful in evaluating its debt levels.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP metrics may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider them alongside other financial performance measures, including our net income and other GAAP results. In addition, in evaluating Adjusted EBITDA and other metrics derived from it, including Net Leverage Ratio, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Dhaval Patel

732.501.9657

dhaval.patel@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Net revenues	$1,609	$1,640	$1,394
Cost of sales	(1,377)	(1,332)	(1,291)
Gross profit	232	308	103
Selling, general and administrative expenses	(145)	(148)	(104)
Restructuring, asset impairment and other related charges	(57)	(1)	—
Other income, net	239	12	7
Operating income from continuing operations	269	171	6
Non-operating income (expense), net	44	(2)	40
Interest expense, net	(59)	(50)	(57)
Income (loss) from continuing operations before tax	254	119	(11)
Income tax (expense) benefit	(79)	(45)	13
Income from continuing operations	175	74	2
Income (loss) from discontinued operations, net of income taxes	1	—	(2)
Net income	176	74	—
Income attributable to non-controlling interests	—	(1)	—
Net income attributable to Pactiv Evergreen Inc. common shareholders	$176	$73	$—

Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders
From continuing operations
Basic	$0.98	$0.41	$0.01
Diluted	$0.98	$0.40	$0.01
From discontinued operations
Basic	$0.01	$—	$(0.01)
Diluted	$—	$—	$(0.01)
Total
Basic	$0.99	$0.41	$—
Diluted	$0.98	$0.40	$—

Weighted-average shares outstanding - basic	177.9	177.7	177.5
Weighted-average shares outstanding - diluted	178.7	178.3	177.8

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of September 30, 2022	As of June 30, 2022	As of September 30, 2021
Assets
Cash and cash equivalents	$559	$246	$627
Accounts receivable, net	523	527	473
Related party receivables	46	50	47
Inventories	1,123	1,103	801
Other current assets	117	137	120
Assets held for sale	—	131	—
Total current assets	2,368	2,194	2,068
Property, plant and equipment, net	1,735	1,759	1,693
Operating lease right-of-use assets, net	275	271	254
Goodwill	1,815	1,814	1,760
Intangible assets, net	1,079	1,096	1,052
Deferred income taxes	6	7	10
Other noncurrent assets	147	144	170
Total assets	$7,425	$7,285	$7,007
Liabilities
Accounts payable	$411	$493	$390
Related party payables	10	9	10
Current portion of long-term debt	31	30	27
Current portion of operating lease liabilities	64	63	58
Income taxes payable	5	6	10
Accrued and other current liabilities	437	372	354
Liabilities held for sale	24	24	—
Total current liabilities	982	997	849
Long-term debt	4,202	4,207	4,220
Long-term operating lease liabilities	222	219	213
Deferred income taxes	318	257	217
Long-term employee benefit obligations	97	196	152
Other noncurrent liabilities	137	140	142
Total liabilities	$5,958	$6,016	$5,793
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,462	1,264	1,210
Non-controlling interests	5	5	4
Total equity	$1,467	$1,269	$1,214
Total liabilities and equity	$7,425	$7,285	$7,007

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Operating Activities:
Net income	$176	$74	$43	$32	$—
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	85	86	84	91	103
Deferred income taxes	50	27	18	21	(18)
Unrealized loss (gain) on derivatives	10	(1)	(5)	2	1
Asset impairment charges	56	—	—	—	—
Gain on sale of businesses and noncurrent assets	(239)	—	(27)	—	—
Non-cash portion of employee benefit obligations	(44)	3	(10)	(12)	(38)
Non-cash portion of operating lease expense	21	22	19	20	18
Amortization of OID and DIC	2	1	1	1	1
Loss on extinguishment of debt	—	—	—	—	1
Equity based compensation	6	6	4	2	3
Other non-cash items, net	3	9	2	(1)	(4)
Change in assets and liabilities:
Accounts receivable, net	4	(43)	(11)	21	(14)
Inventories	(35)	(154)	(115)	12	8
Other current assets	7	(21)	9	(4)	3
Accounts payable	(66)	61	66	(37)	2
Operating lease payments	(21)	(21)	(19)	(18)	(18)
Income taxes payable/receivable	(1)	1	(1)	(8)	1
Accrued and other current liabilities	67	(1)	59	(47)	20
Employee benefit obligation contributions	(1)	(2)	(1)	(3)	(1)
Other assets and liabilities	(5)	(1)	4	(1)	—
Net cash provided by operating activities	75	46	120	71	68
Investing Activities:
Acquisition of property, plant and equipment	(55)	(64)	(50)	(83)	(68)
Disposal of businesses and joint venture equity interests, net of cash disposed	317	—	47	—	—
Other investing activities	3	—	(2)	(374)	4
Net cash provided by (used in) investing activities	265	(64)	(5)	(457)	(64)
Financing Activities:
Long-term debt proceeds	—	—	—	—	1,510
Long-term debt repayments	(6)	(5)	(6)	(5)	(1,210)
Long-term debt issuance costs	—	—	—	(1)	(5)
Dividends paid to common shareholders	(18)	(18)	(18)	(18)	(18)
Other financing activities	(2)	(3)	(3)	(2)	(2)
Net cash (used in) provided by financing activities	(26)	(26)	(27)	(26)	275
Effect of exchange rate changes on cash and cash equivalents	(3)	(3)	—	(1)	(2)
Increase (decrease) in cash and cash equivalents	311	(47)	88	(413)	277
Cash and cash equivalents, including amounts classified as held for sale, as of beginning of the period(1)	255	302	214	627	350
Cash and cash equivalents as of end of the period(1)	$566	$255	$302	$214	$627

(1) Includes $7 million, $9 million, $19 million and $17 million of cash and cash equivalents classified as current assets held for sale as of September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, respectively.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Reportable segment net revenues
Foodservice	$756	$791	$594
Food Merchandising	455	444	391
Beverage Merchandising	422	420	403
Other	26	27	28
Intersegment revenues	(50)	(42)	(22)
Total net revenues	$1,609	$1,640	$1,394

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA

(in millions)

(unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Reportable segment Adjusted EBITDA
Foodservice	$113	$165	$64
Food Merchandising	70	78	49
Beverage Merchandising	26	29	16
Other	1	2	3
Unallocated	(23)	(25)	(13)
Adjusted EBITDA (Non-GAAP)	$187	$249	$119

Pactiv Evergreen Inc.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(in millions)

(unaudited)

	For the Twelve Months Ended	For the Three Months Ended
	September 30,	September 30,	June 30,	September 30,
	2022	2022	2022	2021
Net income from continuing operations (GAAP)	$326	$175	$74	$2
Income tax expense (benefit)	182	79	45	(13)
Interest expense, net	208	59	50	57
Depreciation and amortization	346	85	86	103
Restructuring, asset impairment and other related charges(1)	59	57	1	—
Gain on sale of businesses and noncurrent assets(2)	(266)	(239)	—	—
Non-cash pension income(3)	(65)	(44)	2	(40)
Operational process engineering-related consultancy costs(4)	12	3	1	6
Business acquisition and integration costs and purchase accounting adjustments(5)	19	—	2	2
Unrealized losses (gains) on derivatives	6	10	(1)	1
Foreign exchange losses on cash	3	—	—	—
Executive transition charges(6)	2	—	2	—
Gain on legal settlement(7)	(15)	—	(15)	—
Costs associated with legacy facility(8)	6	—	3	—
Other	—	2	(1)	1
Adjusted EBITDA (Non-GAAP)	$823	$187	$249	$119
(1)
Reflects restructuring, asset impairment and other related charges primarily associated with the decision to exit our remaining closures businesses and our closure of Beverage Merchandising’s coated groundwood operations.
(2)
Reflects the gain from the sale of businesses and noncurrent assets, primarily related to the sale of Beverage Merchandising Asia and the sale of our equity interests in Naturepak Beverage Packaging Co. Ltd.
(3)
Reflects the non-cash pension (income) expense related to our employee benefit plans, including the pension settlement gains of $47 million, $10 million and $22 million recognized during the third quarter of 2022, the first quarter of 2022 and the third quarter of 2021, respectively.
(4)
Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(5)
Reflects amounts related to the acquisition of Fabri-Kal.
(6)
Reflects charges relating to a key executive separation agreement in the second quarter of 2022.
(7)
Reflects the gain, net of costs, arising from the settlement of a historical legal action.
(8)
Reflects costs related to a closed facility, sold prior to our acquisition of the entity.